                                                                   EXHIBIT 99.3

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Savannah Foods & Industries, Inc.


     We have audited the accompanying consolidated balance sheet of Savannah Foods & Industries, Inc. and Subsidiaries as of September 28, 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Savannah Foods & Industries, Inc. and Subsidiaries as of September 28, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Atlanta, Georgia
November 17, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and Board of Directors of Savannah Foods & Industries, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Savannah Foods & Industries, Inc. and its subsidiaries at September 29, 1996, and the results of their operations and their cash flows for each of the two fiscal years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Savannah Foods & Industries, Inc. for any period subsequent to September 29, 1996.

PRICE WATERHOUSE LLP

Atlanta, Georgia
November 18, 1996

                        SAVANNAH FOODS & INDUSTRIES, INC.
                           Consolidated Balance Sheets
             (In thousands except for shares and per share amounts)


                                                                      September 28,       September 29
                                                                          1997                1996
                                                                      --------------     -------------
Assets
- ------
Current assets:
  Cash and cash equivalents                                           $       14,677      $      15,300
  Accounts receivable                                                         68,635             76,109
  Inventories (net of LIFO reserve of $9,949 in 1997 and
    $8,018 in 1996) (Note 4)                                                  90,908             83,929
  Other current assets                                                         6,175              5,214
                                                                      --------------     --------------
      Total current assets                                                   180,395            180,552
Property, plant and equipment (Note 5)                                       179,993            186,546
Other assets                                                                  38,683             31,163
                                                                      --------------     --------------

                                                                      $      399,071     $      398,261
                                                                      ==============     ==============

Liabilities and Stockholders' Equity

Current liabilities:
  Short-term borrowings (Note 6)                                      $            -     $        7,500
  Current portion of long-term debt (Note 6)                                   7,824              2,170
  Trade accounts payable                                                      55,756             52,701
  Other liabilities and accrued expenses                                      23,644             23,575
                                                                      --------------     --------------
    Total current liabilities                                                 87,224             85,946
                                                                      --------------     --------------
Long-term debt (Note 6)                                                       26,100             59,754
                                                                      --------------     --------------
Deferred employee benefits                                                    69,058             78,834
                                                                      --------------     --------------
Stockholders' equity (Note 11):
  Common stock $.25 par value; $.55 stated value;
   64,000,000 shares authorized; 31,306,800 shares issued                     17,365             17,365
  Capital in excess of stated value                                           43,639             31,764
  Retained earnings                                                          221,949            193,524
  Treasury stock, at cost (2,568,604 shares)                                 (15,849)           (15,849)
  Minimum pension liability adjustment                                             -            (14,038)
  Stock held by benefit trust, at market (2,500,000 shares)                  (46,875)           (35,000)
  Other                                                                       (3,540)            (4,039)
                                                                      --------------     --------------
      Total stockholders' equity                                             216,689            173,727
                                                                      --------------     --------------
Commitments and contingencies (Note 12)                                            -                  -
                                                                      --------------     --------------

                                                                      $      399,071     $      398,261
                                                                      ==============     ==============



               (The accompanying notes are an integral part of the
                      consolidated financial statements.)

                        SAVANNAH FOODS & INDUSTRIES, INC.
                      Consolidated Statements of Operations
             (In thousands except for shares and per share amounts)


                                                                                    FISCAL YEAR ENDED
                                                              ---------------------------------------------------------
                                                                September 28,         September 29,       October 1,
                                                                    1997                  1996               1995
                                                              ----------------     -----------------   ----------------

Net sales                                                     $      1,191,839     $      1,146,332    $      1,098,544
                                                              ----------------     ----------------    ----------------
Operating expenses:
  Cost of sales and operating expenses                               1,037,502            1,028,218           1,002,679
  Selling, general and
    administrative expenses                                             59,850               54,667              55,866
  Depreciation and amortization                                         23,435               27,994              28,314
  Impairment of long-lived assets (Note 3)                                   -               10,280                   -
  Other costs (Notes 2, 13)                                             13,394                3,374               4,284
                                                              ----------------     ----------------    ----------------
                                                                     1,134,181            1,124,533           1,091,143
                                                              ----------------     ----------------    ----------------

Income from operations                                                  57,658               21,799               7,401
                                                              ----------------     ----------------    ----------------

Other income and (expenses):
  Interest and other investment income                                     874                  847               1,258
  Interest expense                                                      (6,850)             (12,355)            (14,847)
  Other (expense) income                                                  (465)                (610)                110
                                                              ----------------     ----------------    ----------------
                                                                        (6,441)             (12,118)            (13,479)
                                                              ----------------     ----------------    ----------------

Income (loss) before income taxes
  and extraordinary item                                                51,217                9,681              (6,078)
Provision for (benefit from)
  income taxes (Note 7)                                                 19,136                2,738              (2,585)
                                                              ----------------     ----------------    ----------------
Income (loss) before extraordinary
  item                                                                  32,081                6,943              (3,493)
Extraordinary item, net of tax (Note 6)                                   (376)                (971)                  -
                                                              ----------------     ----------------    ----------------
Net income (loss)                                             $         31,705     $          5,972    $         (3,493)
                                                              ================     ================    ================

Per share:
  Income (loss) before
    extraordinary item                                        $           1.22     $           0.27    $          (0.13)
  Extraordinary item (Note 6)                                            (0.01)               (0.04)                -
                                                              ----------------     ----------------    ----------------
  Net income (loss)                                           $           1.21     $           0.23    $          (0.13)
                                                              ================     ================    ================

  Dividends                                                   $          0.125     $           0.10    $           0.32
                                                              ================     ================    ================

Weighted average shares outstanding                                 26,238,196           26,238,196          26,238,196
                                                              ================     ================    ================


              (The accompanying notes are an integral part of the
                      consolidated financial statements.)

                        SAVANNAH FOODS & INDUSTRIES, INC.
           Consolidated Statements of Changes in Stockholders' Equity
                                 (In thousands)

                                                  Capital in                        Minimum
                                                   Excess of                        Pension     Stock Held
                                        Common      Stated    Retained  Treasury   Liability    By Benefit
                                         Stock       Value    Earnings   Stock     Adjustment     Trust     Other       Total
                                       --------   ---------   --------- ---------  ----------   ---------- --------    --------

Balance at October 2, 1994             $ 17,365   $ 12,190   $202,065   $(31,275)  $ (8,210)   $      -    $ (3,961)   $188,174
     Net loss                                                  (3,493)                                                   (3,493)
     Cash dividends declared                                   (8,396)                                                   (8,396)
     Increase in minimum pension
       liability adjustment                                                          (6,632)                             (6,632)
     Increase in cumulative
       translation adjustment                                                                                  (425)       (425)
     Decrease in note receivable
       from employee stock
       ownership plan                                                                                           421         421
                                       --------   --------   --------   --------   --------    --------    --------    --------
Balance at October 1, 1995               17,365     12,190    190,176    (31,275)   (14,842)          -      (3,965)    169,649
     Net income                                                 5,972                                                     5,972
     Cash dividends declared                                   (2,624)                                                   (2,624)
     Decrease in minimum pension
       liability adjustment                                                             804                                 804
     Establish benefit trust with
       treasury stock (Note 11)                     11,449                15,426                (26,875)                      -
     Increase in fair market
       value of stock held by
       benefit trust (Note 11)                       8,125                                       (8,125)                      -
     Increase in cumulative
       translation adjustment                                                                                   (74)        (74)
                                       --------   --------   --------   --------   --------    --------    --------    --------
Balance at September 29, 1996            17,365     31,764    193,524    (15,849)   (14,038)    (35,000)     (4,039)    173,727
     Net income                                                31,705                                                    31,705
     Cash dividends declared                                   (3,280)                                                   (3,280)
     Increase in fair market
       value of stock held by
       benefit trust (Note 11)                      11,875                                      (11,875)                      -
     Decrease in minimum pension
       liability adjustment                                                          14,038                              14,038
     Decrease in cumulative
       translation adjustment                                                                                   499         499
                                       --------   --------   --------   --------   --------    --------    --------    --------
Balance at September 28, 1997          $ 17,365   $ 43,639   $221,949   $(15,849)  $      -    $(46,875)   $ (3,540)   $216,689
                                       ========   ========   ========   ========   ========    ========    ========    ========


              (The accompanying notes are an integral part of the
                      consolidated financial statements.)

                        SAVANNAH FOODS & INDUSTRIES, INC.
                      Consolidated Statements of Cash Flows
                                 (In thousands)

                                                                        Fiscal Year Ended
                                                             -----------------------------------------
                                                             September 28,  September 29,   October 1,
                                                                 1997          1996          1995
                                                             -------------  -------------  -----------

Cash flows from operations:
  Net income (loss)                                          $  31,705      $   5,972      $  (3,493)
  Adjustments to reconcile net income (loss) to
    net cash provided by operations -
      Depreciation and amortization                             23,435         27,994         28,314
      Impairment of long-lived assets (Note 3)                       -         10,280              -
      Extraordinary item, net of tax, related to
        financing activities                                       376            971              -
      Provision for deferred income taxes                        9,410         (5,173)          (207)
      Net loss on disposal of assets                               110          2,595            674
      Decreases (increases) in working capital -
        Accounts receivable                                      7,474         (9,118)         8,785
        Inventories                                             (6,979)        20,565        (17,781)
        Other current assets                                    (3,985)         7,924         (6,952)
        Trade accounts payable                                   3,055        (10,558)         6,306
        Other liabilities and accrued expenses                    (904)         1,110           (777)
      Funding of deferred employee benefits in
        excess of expense accrual                              (11,241)             -              -
      Other                                                        892         (2,713)         1,122
                                                             ---------      ---------      ---------
Cash provided by operations                                     53,348         49,849         15,991
                                                             ---------      ---------      ---------
Cash flows from investing activities:
  Additions to property, plant and equipment                   (15,664)        (7,916)       (16,303)
  Proceeds from sale of property, plant and
    equipment                                                      960          2,538            784
  Sale of investments                                                -         13,869          3,615
  Business sales and (acquisitions)                                  -         12,500         (7,050)
  Use of escrowed industrial revenue bond funds
    for additions to property, plant and equipment                   -          3,253              -
  Other                                                              -           (182)        (2,182)
                                                             ---------      ---------      ---------
Cash (used for) provided by investing activities               (14,704)        24,062        (21,136)
                                                             ---------      ---------      ---------
Cash flows from financing activities:
  (Decrease) increase in short-term borrowings                  (7,500)       (14,800)        22,300
  Payments of long-term debt                                   (28,000)       (51,240)       (28,703)
  Debt prepayment charge, net of tax                              (376)          (971)             -
  Liquidation of unused industrial revenue
    bond escrow balances                                             -              -          5,742
  Dividends paid                                                (3,280)        (3,280)       (11,282)
  Other                                                           (111)           106            226
                                                             ---------      ---------      ---------
Cash used for financing activities                             (39,267)       (70,185)       (11,717)
                                                             ---------      ---------      ---------
Cash flows for year                                               (623)         3,726        (16,862)
Cash and cash equivalents, beginning of year                    15,300         11,574         28,436
                                                             ---------      ---------      ---------
Cash and cash equivalents, end of year                       $  14,677      $  15,300      $  11,574
                                                             =========      =========      =========


              (The accompanying notes are an integral part of the
                      consolidated financial statements.)

                        SAVANNAH FOODS & INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Summary of Significant Accounting Policies:

         Nature of operations - The Company is engaged in the production, marketing and distribution of food products, primarily refined sugar. The Company produces a complete line of bulk and liquid sugars, packaged sugar, sugar envelopes and sugar products, including edible molasses and liquid animal feeds. The Company also packages and distributes other products such as custom made plastic cutlery meal kits, salt, pepper, artificial sweetener, non-dairy creamer and certain other products which complement its sugar business. Industrial and grocery markets served by the Company are the southeastern, midwestern and eastern parts of the United States, as well as Louisiana and Texas. Products for the foodservice market are distributed throughout the United States. The Company has one primary business segment - Sugar Products.

         Fiscal year - The Company's fiscal year ends on the Sunday closest to September 30. Fiscal 1997, 1996 and 1995 each included 52 weeks.

         Principles of consolidation - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Business entities in which the Company owns 50% or less are accounted for using the equity method.

         Cash and cash equivalents - Cash and cash equivalents include all investments purchased with an original maturity of 90 days or less which have virtually no risk of loss of the principal value of the investment.

         Inventories - Inventories are valued at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for sugar, packaging materials, and certain other items. Costs for maintenance parts and other non-sugar products are determined using the first-in, first-out (FIFO) and moving average methods.

         Futures transactions and interest rate swaps - The Company uses futures contracts to manage its inventory and fuel positions, both to set pricing and to reduce the Company's exposure to price fluctuations. It also uses interest rate hedges to fix interest rates on current and anticipated borrowings to reduce exposure to interest rate fluctuations. Under existing accounting literature, these activities are accounted for as hedging activities.

         To qualify as a hedge the item to be hedged must expose the Company to inventory pricing or interest rate risk and the related contract must reduce that exposure and be designated by the Company as a hedge. To hedge expected transactions, the significant characteristics and expected terms of such transactions must be identified and it must be probable that the transaction will occur.

         Gains and losses on futures contracts, including gains and losses upon termination of the contract, are matched to inventory purchases and are included in the carrying value of inventory and charged or credited to cost of sales as such inventory is sold or used in production.

         The net cash paid or received on interest rate hedges is included in interest expense. Gains or losses on the termination of hedges are deferred and recognized in interest over the period covered by the interest rate hedge.

         If derivative transactions do not meet the criteria for hedges, the Company recognizes unrealized gains or losses as they occur. If a hedged transaction no longer exists or a hedged anticipated transaction is deemed no longer probable to occur, cumulative gains and losses on the hedge are recognized immediately in income and subsequent changes in fair market value of the derivative transaction are recognized in the period the change occurs.

         Amortization of intangibles - The Company has intangible assets included in "Other assets" aggregating $7,637,000 and $9,529,000 at September 28, 1997 and September 29, 1996, respectively. Goodwill of $4,974,000 at September 28, 1997, and $5,378,000 at September 29, 1996, is being amortized over fifteen years on a straight-line basis, and other intangible assets are being amortized over five years on a straight-line basis. Amortization expense was $2,288,000, $2,341,000 and $2,169,000 for fiscal 1997, 1996 and 1995, respectively.

         When factors indicate that goodwill should be evaluated for impairment, the Company uses an estimate of the related operation's discounted cash flows over the remaining life of goodwill in measuring whether or not the goodwill is recoverable.

         Property, plant and equipment - Property, plant and equipment is valued at cost, less accumulated depreciation and amortization. For financial reporting purposes, depreciation is computed on the straight-line method over the estimated useful lives of the assets. In general, buildings are depreciated over 20 years, machinery and equipment over 3 to 15 years and leasehold improvements over 10 years.

         Accrued expenses related to beet operations - The Company's beet processing plants are generally operated from October through February and then, from March through September, are repaired for the next processing cycle. As sugar is processed from October through February, the Company accrues estimated repair costs and other costs to be incurred in March through September and includes such costs in inventory and, as the sugar is sold, in cost of sales. In contrast, certain other sugarbeet processors capitalize such costs and include them as prepaid expenses related to the next processing cycle.

         Fair value of financial instruments - For cash, cash equivalents, accounts receivable, trade accounts payable, other liabilities and accrued expenses and short-term borrowings, the carrying amounts approximate fair value because of the short maturities of these instruments.

         Revenue recognition - The Company recognizes revenue as product is shipped.

         Stock options - The Company measures stock-based compensation expense using the intrinsic value approach of Accounting Principles Board Opinion No.
25. Pro forma disclosures required by Statement of Financial Accounting Standards No. 123 - Accounting for Stock-Based Compensation are included in Note 10.

         Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         Reclassifications - Certain prior year amounts have been reclassified to conform to the current year presentation.

Note 2 - Pending Merger of the Company:

         On September 12, 1997, the Company entered into the Merger Agreement providing for the acquisition of the Company by Imperial Holly. Imperial Holly is a sugar refiner and beet processor headquartered in Sugar Land, Texas. Pursuant to the Merger Agreement, a wholly-owned subsidiary of Imperial Holly ("IHK Sub") initiated a cash tender offer on September 18, 1997 for 50.1% of the Company's outstanding Common Stock at a price of $20.25 per share. The tender offer was closed on October 16, 1997, resulting, on October 24, 1997, in the funding of the acquisition of 14,397,836 shares, or 50.1%, of the Company's Common Stock and a change in control of the Company. Pursuant to the Merger Agreement, IHK Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Imperial Holly (the "Merger"). Upon consummation of the Merger, the remaining shares of Company Common Stock will be exchanged for cash and common stock of Imperial Holly so that the aggregate number of shares of the Company's Common Stock to be converted into Imperial Holly common stock will be equal to 30% of all outstanding shares of the Company's Common Stock prior to the time of the cash tender offer. The Merger is expected to close in December 1997.

         Prior to entering into the Merger Agreement with Imperial Holly, the Company, on July 14, 1997, entered into a merger agreement with Flo-Sun Incorporated ("Flo-Sun"), a Florida based raw sugar producer and refiner. On August 25, 1997, Imperial Holly submitted a proposal to acquire the Company, and after negotiations between the Company and the two parties, the Company's
Board of Directors approved the Merger Agreement with Imperial Holly. In accordance with the Flo-Sun merger agreement, the Company paid Flo-Sun a $5,000,000 termination fee and reimbursed Flo-Sun $3,000,000 for expenses in connection with the proposed merger. This $8,000,000 along with the Company's legal fees and other expenses related to the proposed Flo-Sun merger comprise the majority of the $13,394,000 of merger expenses summarized in Note 13.

Note 3 - Impairment Loss:

         In the fourth quarter of fiscal 1996, the Company recorded a non-cash impairment loss of $10,280,000 ($6,476,000, or $.25 per share, net of tax) related to a write-down of the property, plant and equipment of the Company's Fremont, Ohio beet sugar facility. A decision was made in 1996 not to run the Fremont facility during fiscal 1997 due to the lack of a viable supply of sugarbeets and beet molasses. As a result, the projected future cash flows from this facility are less than the carrying value of the assets; therefore, an impairment loss has been recognized. The impaired assets include buildings and machinery and equipment used to manufacture, ship, and store refined sugar and its by-products. These assets were written down to their fair value based on the salvage value of the assets. The recognition of this impairment was in accordance with the provisions of Statement of Financial Accounting Standards No. 121 - Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to Be Disposed Of and is not materially different than the amount that would have been recognized under the Company's previous policies. As of September 28, 1997 the Company does not plan on operating the Fremont facility during fiscal 1998.


Note 4 - Inventories:

         A summary of inventories by method of pricing and class is as follows:

                                         September 28, September 29,
                                             1997          1996
                                         ------------  ------------
                                               (In thousands)

Last-in, first-out                          $55,713     $35,311
First-in, first-out                           7,501       9,682
Moving average                               27,694      29,462
Specific identification                           -       9,474
                                            -------     -------
                                            $90,908     $83,929
                                            =======     =======


Raw materials and work-in-process           $30,720     $17,693
Packaging materials, parts and supplies      16,912      20,713
Finished goods                               43,276      36,049
Payments related to future inventory
         purchases                                -       9,474
                                            -------     -------
                                            $90,908     $83,929
                                            =======     =======

         The replacement cost of inventories exceeded reported cost by approximately $10,246,000 at September 28, 1997 and $8,233,000 at September 29, 1996.

Note 5 - Property, Plant and Equipment:


         Property, plant and equipment is summarized as follows:


                                       September 28,  September 29,
                                          1997            1996
                                       -------------  ------------
                                              (In thousands)

         Land                            $   7,769       $  7,498
         Buildings                          93,081         89,194
         Machinery and equipment           314,482        305,717
         Leasehold improvements              1,202          1,201
         Projects-in-process                 9,833          3,119
                                         ---------       --------
                                           426,367        406,729
         Less -
          Accumulated depreciation
           and amortization               (246,374)      (220,183)
                                         ---------       --------
                                         $ 179,993       $186,546
                                         =========       ========

         Repairs and maintenance expense was $26,460,000, $31,699,000 and $35,241,000 for fiscal 1997, 1996 and 1995, respectively.


Note 6 - Long-term Debt, Credit Arrangements and Leases:

     Long-term debt is summarized as follows:


                                                September 28,  September 29,
                                                   1997            1996
                                                ------------   -------------
                                                      (In thousands)

         Senior Notes - Series A at 8.35% of
            $19,941 and Series B at 7.15% of
            $5,059                              $      -       $ 25,000
         Notes payable to banks related to
            the ESOP                               9,815          9,815
         Industrial revenue bonds                 22,500         22,500
         Other long-term debt                      1,609          4,609
                                                --------       --------
                                                  33,924         61,924
         Less - Current portion                   (7,824)        (2,170)
                                                --------       --------
                                                $ 26,100       $ 59,754
                                                ========       ========


         The Company elected to prepay $25,000,000 of the Senior Notes in 1997. The Company incurred $376,000 (net of $236,000 income tax benefits), or $.01 per share, of related prepayment penalties which are reflected as an extraordinary item in the Consolidated Statement of Operations. The Company prepaid $35,000,000 of the Senior Notes in 1996 and incurred $971,000 (net of $570,000 income tax benefits), or $.04 per share, of related prepayment penalties.

         At September 28, 1997, the Company had $9,815,000 in notes payable related to the Employee Stock Ownership Plan (ESOP) and $22,500,000 of industrial revenue bonds. These notes and bonds carry tax-advantaged variable rates of interest equal to approximately 5.59% in 1997. The ESOP loans are payable as follows: $6,215,000 in fiscal 1998 and $3,600,000 payable in fiscal 1999 through fiscal 2001. The $22,500,000 industrial revenue bonds are payable as follows: $4,500,000 in 2000; $4,500,000 in 2001; $6,000,000 in $1,000,000
annual installments in 2002 through 2007; $3,500,000 in 2004; $2,500,000 in
$500,000 installments from 2001 through 2005; and $1,500,000 due in 2017. These bonds are secured by financing statements on project-related equipment, the cost of which approximates the bond amounts.

         On April 1, 1996, the Company entered into a $120,000,000 revolving credit facility which expires on January 1, 2000, and automatically extends by one year on each anniversary date of the agreement. On October 16, 1997, the Company reduced the amount of this revolving credit facility from $120,000,000 to $60,000,000 and amended the expiration date to a date not later than January 31, 1998. In general, this facility enables the Company to borrow funds at LIBOR plus 1/2% to 3/4%, depending upon achievement of specified financial targets. The Company pays an annualized facility fee of 1/10% and an annualized fee of 1/10% of the unused portion of the facility. As of September 28, 1997 the Company was in compliance with all of its debt covenants.

         Short-term borrowings, including borrowings under the Company's revolving credit facilities which were for temporary working capital needs, are summarized as follows:



                                                    Fiscal Year Ended
                                      ------------------------------------------
                                      September 28,  September 29,    October 1,
                                           1997         1996            1995
                                      -------------  -------------   ----------
                                                  (In thousands)

  Daily average outstanding borrowings    $ 5,789       $39,004       $31,373
  Daily weighted average interest rate       5.79%         5.66%         6.29%
  Maximum borrowings                      $45,000       $71,980       $68,500
  Amount outstanding at year-end          $     -       $ 7,500       $22,300


         The Company uses interest rate exchange agreements, more commonly called interest rate swaps, to manage its interest rate exposure. Swaps were entered into to fix the interest rate on variable debt at rates which the Company considered attractive at the time the agreements were consummated. When the Company entered into these agreements, it compared its anticipated interest costs to other long-term borrowing sources such as private placements and other fixed rate borrowing options. The notional amounts of swaps outstanding at September 28, 1997 and September 29, 1996 were $30,000,000. The fixed rates of interest for swaps outstanding during fiscal 1997 and 1996 were 8.83% and 8.66%, respectively. These swaps expire from December 1997 to February 1998. The effective fixed rate of swapped debt instruments during fiscal 1997 and 1996 was 7.53% and 7.76%, respectively. Accordingly, the Company has realized its desired objectives in the use of these financing instruments. If the Company had canceled these agreements as of September 28, 1997, it would have been required to pay the counter-parties to the agreements an aggregate amount of $188,047.

         The Company has also entered into forward swap agreements for periods ranging from 1998 to 2004 which fix the rate on the following debt: $20,000,000 in 1998-1999, $30,000,000 in 2000, $50,000,000 in 2001, $90,000,000 in 2002 and
$80,000,000 in 2003-2004. The Company
entered into these agreements to fix the rate on variable rated debt intended to be borrowed during this time period. The swaps require the Company to pay fixed rates ranging from 6.5% to 7.0% against 90 day LIBOR. These transactions were entered into to protect the Company against interest rate increases and to fix future interest rates at rates the Company considers attractive. If the Company had canceled these agreements as of September 28, 1997, it would have been required to pay an aggregate amount of $187,794.

         Interest expense was $6,850,000 in fiscal 1997, $12,355,000 in fiscal 1996, and $14,847,000 in fiscal 1995. Cash payments of interest were $6,138,000 in fiscal 1997, $12,945,000 in fiscal 1996, and $13,620,000 in fiscal 1995.

         Annual maturities of long-term debt each year for the next five fiscal years are $7,824,000 in 1998, $500,000 in 1999, $5,000,000 in 2000, $7,600,000
in 2001, $1,500,000 in 2002, and $11,500,000 in subsequent years through 2017.

         Lease expense related to operating leases aggregated $2,098,000, $2,081,000, and $1,552,000 in fiscal 1997, 1996 and 1995, respectively. Lease commitments on operating leases exceeding one year for fiscal 1998, 1999, 2000, 2001 and 2002 are $1,255,000, $1,156,000, $1,124,000, $504,000 and $504,000,
respectively.

Note 7 - Income Taxes:

         Pre-tax income for all years presented was taxed exclusively in the United States. The provision for (benefit from) income taxes is comprised of the following:


                                                     Fiscal Year Ended
                                          -----------------------------------------
                                          September 28,  September 29,   October 1,
                                               1997           1996          1995
                                          -------------  -------------  ------------
                                                         (In thousands)

  Current federal                             $ 7,990      $ 6,092       $(1,515)
  Current state                                 1,500        1,249          (863)
  Deferred federal                              8,564       (4,357)         (271)
  Deferred state                                  846         (816)           64
                                              -------      -------       -------
  Provision for (benefit from)
       income taxes                           $18,900      $ 2,168       $(2,585)
                                              =======      =======       =======

  Tax effect of change in:
       Minimum pension liability adjustment   $ 8,607      $   507       $(4,716)
       Cumulative translation adjustment          306          (45)         (261)
                                              -------      -------       -------
                                              $ 8,913      $   462       $(4,977)
                                              =======      =======       =======

         Cash payments for income taxes amounted to $19,837,000, $537,000 and $6,637,000 for fiscal 1997, 1996 and 1995, respectively.

         Deferred income tax assets (liabilities) are comprised of the following:

                                            September 28,  September 29,
                                                 1997         1996
                                            -------------  -------------
                                                    (In thousands)

   Loss on impairment of long-lived assets   $  3,906       $  3,906
   Depreciation                               (23,916)       (21,658)
   Other postretirement benefits               12,928         12,565
   Accrued pension liability                   (5,407)         8,796
   Deferred compensation                        8,968          7,743
   Tax benefit purchases                            -         (1,143)
   Other non-current                            3,133          4,009
                                             --------       --------
   Total net non-current (liability) asset       (388)        14,218
                                             --------       --------

   Other accrued expenses                         885          2,288
   Inventory                                   (2,078)          (243)
   Other current                                  609            980
                                             --------       --------
   Total net current (liability) asset           (584)         3,025
                                             --------       --------
   Net deferred (liability) asset            $(   972)      $ 17,243
                                             ========       ========

         A reconciliation between the provision for (benefit from) income taxes and the amount computed by applying the U. S. federal income tax rate to income before income taxes and extraordinary item is as follows:


                                                       Fiscal Year Ended
                                            -----------------------------------------
                                            September 28,  September 29,    October 1,
                                                 1997         1996            1995
                                            -------------  -------------   ----------
                                                         (In thousands)

   Computed "expected" tax expenses (benefit)  $ 17,712       $ 3,292       $(2,127)
   Increases (reductions) in taxes
          resulting from:
          State income taxes, net of federal
                  income tax benefit              1,524           224           280
          Tax-free income earned                   (756)         (221)         (120)
          Tax rate benefit of NOL carryback           -          (600)            -
          Merger costs                              177             -             -
          Other                                     479            43          (618)
                                              ---------       -------       -------
                                                 19,136         2,738        (2,585)
   Extraordinary item                              (236)         (570)            -
                                              ---------       -------       -------
   Provision for (benefit from) income taxes   $ 18,900       $ 2,168       $(2,585)
                                               ========       =======       =======

Note 8 - Pension Plans:

         Substantially all employees and retirees of the Company are covered by noncontributory defined benefit pension plans. The Company also provides supplemental pension benefits to certain retired employees. The supplemental pension benefits are determined annually by the Board of Directors.

         The Company's largest defined benefit plan provides employees a retirement benefit based on a percentage of their final three year average pay. Effective July 1, 1996, this percentage of final pay was modified, and provisions to reduce pension benefits for early retirement were incorporated into this plan. These modifications, along with some other minor changes, reduced the "projected benefit obligation" at September 29, 1996 by $3,009,000.

         Benefits under the noncontributory defined benefit pension plans for bargaining employees are primarily based on years of service.

         The Company's contribution policy for all pension plans is to contribute at least the minimum amount required by the Employee Retirement Income Security Act. At September 28, 1997, the assets of these plans are invested primarily in commingled institutional stock and bond funds and cash equivalents.

         The following table sets forth the status of the Company's qualified defined benefit pension plans and the pertinent assumptions used in computing this information as of the end of each respective year:

                                             September 28,      September 29,
                                                 1997                1996
                                             -------------      -------------
                                                   (In thousands)
  Actuarial present value of benefit
        obligation based on current
        compensation:
               Vested                        $ (90,985)         $ (80,235)
               Nonvested                        (1,580)            (6,216)
                                             ---------          ---------
  Accumulated benefit obligation               (92,565)           (86,451)
  Increase in present value of benefit
        obligation to reflect projected
        compensation increases                  (9,371)            (4,846)
                                             ---------          ---------
  Projected benefit obligation                (101,936)           (91,297)
  Plan assets at fair value                    100,537             72,533
                                             ---------          ---------
  Projected benefit obligation
        in excess of plan assets                (1,399)           (18,764)
  Unrecognized prior service cost                 (162)              (193)
  Unrecognized net loss                         26,990             29,810
  Unrecognized net asset at transition            (230)            (1,276)
  Adjustment required to recognize
        minimum liability                            -            (23,495)
                                             ---------          ---------
  Pension asset included in
        "Other assets" and pension
        (liability) included in "Deferred
        employee benefits"                   $  25,199          $ (13,918)
                                             =========          =========

  Actuarial assumptions:
        Discount rate                              7.5%               7.5%
        Projected salary increases                 4.5%               4.5%


         Pension expense and the assumed rate of return on plan assets used to calculate it are summarized as follows:


                                                           Fiscal Year Ended
                                                ---------------------------------------
                                                September 28,  September 29,  October 1,
                                                    1997          1996          1995
                                                ------------   ------------   ---------
                                                             (In thousands)

   Costs related to services provided
               by employees during the year     $   2,104      $ 2,070        $ 2,250

   Interest cost on projected benefit
      obligation                                    6,846        6,874          6,601
   Actual gain on plan assets                     (17,023)      (5,939)        (6,390)
   Net amortization and deferrals                  10,689          659            437
                                                 --------      -------        -------
   Pension expense related to defined
               benefit plans                        2,616        3,664          2,898

   Supplemental pension benefits                      217          205            190
                                                 --------      -------        -------

               Total pension expense             $  2,833      $ 3,869        $ 3,088
                                                 ========      =======        =======

   Actuarial assumption:
      Expected long-term rate of
         return on plan assets                        9.5%         9.5%           9.5%

         The Company has an unqualified Supplemental Executive Retirement Plan
(SERP) which it amended in 1996 by freezing the years of credited service for participants as of June 30, 1996. This modification reduced the "projected benefit obligation" at September 29, 1996 by $3,689,000. The actuarially determined expense related to the SERP is summarized as follows:



                                                       Fiscal Year Ended
                                            -------------------------------------
                                            September 28, September 29, October 1,
                                                1997         1996           1995
                                            ------------- ------------- ----------
                                                        (In thousands)

   Costs related to services provided
          by employees during the year        $    -       $   316       $  283
   Interest cost on projected benefit
      obligation                                 908           928          912
   Net amortization and deferrals                136           203          169
   Net curtailment gain                            -          (189)           -
   Total pension expense related to           ------       -------       ------
      SERP plan                               $1,044       $ 1,258       $1,364
                                              ======       =======       ======


         The table below summarizes the status of the SERP plan and the pertinent assumptions used in computing this information at the end of each respective year:

                                       September 28,     September 29,
                                            1997              1996
                                       -------------     -------------
                                                (In thousands)
  Actuarial present value of benefit
         obligation based on current
         compensation:
               Vested                       $ (9,659)       $ (7,770)
               Nonvested                         (61)           (648)
                                            --------        --------
  Accumulated benefit obligation              (9,720)         (8,418)
  Increase in present value of benefit
         obligation to reflect projected
         compensation increases               (3,544)         (2,613)
                                            --------        --------
  Projected benefit obligation               (13,264)        (11,031)

  Unrecognized prior service cost                  -               -
  Unrecognized net loss                        2,666             700
  Adjustment required to recognize
         minimum liability                         -            (273)
                                            --------        --------
  Pension liability included in
         "Deferred employee benefits"       $(10,598)       $(10,604)
                                            ========        ========

  Actuarial assumptions:
         Discount rate                           7.5%            7.5%
         Projected salary increases              4.5%            4.5%


         In accordance with the provisions of Statement of Financial Accounting Standards No. 87 - Employers' Accounting for Pensions, the Company has recorded an additional minimum liability at September 29, 1996 representing the excess of the accumulated benefit obligation over the fair value of plan assets and accrued (prepaid) pension expense for its pension and SERP plans. The additional liability has been offset by an intangible asset which is included in "Other assets" to the extent of previously unrecognized prior service cost. Amounts in excess of previously unrecognized prior service cost are recorded net of the related deferred tax benefit as a reduction of stockholders' equity of $14,038,000 at September 29, 1996. As a result of significant funding and improved asset performance during fiscal 1997, the Company was not required to record an additional minimum pension liability at September 28, 1997.

Note 9 - Other Retirement and Benefit Plans:

         The Company has a deferred compensation program, which it modified in 1996. The modification, effective June 30, 1996, terminated all additional employee deferrals and reduced the guaranteed rate of interest paid on amounts deferred by active nonemployee directors to 8% initially, and then to the prime rate in effect on each January 1. This program allowed directors and certain management employees to defer all or a portion of their compensation and earn a guaranteed interest rate on the deferred amounts. In effect, such amounts deferred are unsecured loans to the Company. The deferred salaries and interest at the market rate are accrued as incurred. Interest above the market rate is accrued over the vesting period. The interest expense related to the Company's deferral plan was $2,529,000 in 1997, $2,523,000 in 1996, and $2,320,000 in
1995.

         In addition to the above deferred compensation program for directors and certain management employees, the Company maintains two stock-based deferred compensation programs for non-employee directors. See Note 10 - Stock-Based Compensation for an explanation of these programs.

         The Company has included in "Deferred employee benefits" $23,661,000 at September 28, 1997 and $20,524,000 at September 29, 1996 to reflect its liability under its deferred compensation programs. As of September 28, 1997, payments required to be made to participants in these programs for the next five fiscal years are approximately $1,510,000 in 1998, $1,607,000 in 1999, $1,939,000 in 2000, $2,921,000 in 2001 and $2,323,000 in 2002.

         Subsequent to September 28, 1997, Imperial Holly purchased
50.1% of the Company's Common Stock. As a result, the "change in control" provisions of the nonemployee directors deferred compensation programs were implemented. These provisions allow the nonemployee directors the option of electing to receive immediate payment of their vested balances in these programs. After these elections were made, payments required to be made to participants in these programs for the next five fiscal years are approximately $7,707,000 in 1998, $1,607,000 in 1999, $1,930,000 in 2000, $2,029,000 in 2001
and $2,058,000 in 2002.

         The Company sponsors 401(k) plans in which substantially all non-bargaining employees and certain bargaining unit employees are eligible to participate. These plans allow eligible employees to save a portion of their salary on a pre-tax basis. The Company makes monthly contributions to these plans which aggregated $416,000 in 1997, $449,000 in 1996, and $437,000 in 1995.

         The Company also sponsors an Employee Stock Ownership Plan (ESOP). Substantially all non-bargaining employees participate and receive shares in their account at the discretion of the Board of Directors. Expenses related to this plan have been immaterial in 1997, 1996, and 1995.

         Under the terms of the Company's short-term incentive compensation program, $5,635,000 was accrued in "Other liabilities and accrued expenses" at September 28, 1997.

         The Company also sponsors benefit plans that provide postretirement health care and life insurance benefits to certain employees who meet the applicable eligibility requirements. The cost of postretirement health care and life insurance benefits is summarized as follows:


                                                     Fiscal Year Ended
                                          --------------------------------------
                                          September 28, September 29, October 1,
                                               1997          1996       1995
                                          ------------  ------------- ---------
                                                       (In thousands)
   Costs related to services provided by
          employees during the year        $  430      $  520      $  476
   Interest cost on accumulated benefit
          obligation                        2,370       2,408       2,447
                                           ------      ------      ------
   Total postretirement benefit expense    $2,800      $2,928      $2,923
                                           ======      ======      ======


         The actuarial and recorded liabilities for these postretirement benefits, none of which have been funded, and the pertinent assumptions used to compute this information are as follows:


                                      September 28,  September 29,
                                           1997           1996
                                      -------------  -------------
                                             (In thousands)

  Accumulated postretirement benefit
         obligation:
               Retirees                $(23,513)       $(20,594)
               Active participants       (5,961)        (11,865)
                                       --------        --------
  Accumulated benefit obligation        (29,474)        (32,459)
  Unrecognized net gain                  (5,325)         (1,329)
                                       --------        --------
  Accrued postretirement benefit
         obligation included in
         "Deferred employee benefits"  $(34,799)       $(33,788)
                                        =======        ========

  Actuarial assumptions:
         Discount rate                      7.5%            7.5%
         Health care cost trend rate -
               Fiscal 1997 - 1999           7.5%            7.5%
               Fiscal 2000 - 2004           6.0%            6.0%
               Thereafter                   5.0%            5.0%


Increasing the health care cost trend rate assumption by one percentage point would have increased the accumulated postretirement benefit obligation as of September 28, 1997 by approximately $1,597,000 and would have increased postretirement benefit expense by approximately $221,000 in fiscal 1997.


Note 10 - Stock-Based Compensation:


         The Company has four stock-based compensation plans which are described below.


         On December 16, 1996, the Board of Directors adopted the 1996 Equity Incentive Plan and granted options for employees to purchase 187,558 shares of Common Stock. The options granted vested over a three-year period. Under the terms of the Merger Agreement with Imperial Holly, the 187,558 options became vested, and employees holding these options will, in general, receive cash for the difference between $20.25 and their exercise price of $13.94, and the options and the plan will be canceled. The cost related to this plan was $43,000 in fiscal 1997.

         In fiscal 1996 the Company had entered into an agreement which granted the Company's Chairman of the Board an option to purchase 100,000 shares of Common Stock. This option was surrendered back to the Company in 1997 unexercised and there are no continuing rights under this option.

         To make accounting estimates to calculate the fair value of the above options at the date of grant using the Black-Scholes option pricing model, the Company assumed a dividend yield of 1.0%, expected volatility of 36.5%, a risk free interest rate of 6.2%, and an expected life of 5 years. If compensation costs for options had been recorded based on the fair value of the options at the date of grant, such costs, and reported net income, would have changed by insignificant amounts.

         The Company maintains two share unit plans for the non-employee members of its Board of Directors ("Outside Directors"). One plan relates to the modification of prior deferred compensation agreements and the other relates to annual retainers paid to the Directors after June 30, 1996.

         Effective June 30, 1996, the existing deferred compensation agreements with all active Outside Directors were modified to reduce the guaranteed interest rate to 8%, and then to the prime rate in effect on each January 1. The effect of this modification is estimated to have reduced the present value, as of June 30, 1996, of the payments which ultimately will be paid to the Outside Directors under the related deferred compensation agreements by $2,600,000. As consideration for the reduction in the interest rate credited on the Outside Directors' deferred compensation, a Supplemental Share Unit Plan was established for these Directors. This plan granted 111,619 share units (a share unit is the equivalent of one share of Company Common Stock) to these Directors at an $11.00 per share unit price. At the $11.00 per share unit price these share units had a value of $1,228,000 compared to the $2,600,000 reduced value of the deferred compensation agreements. The value of each share unit fluctuates based on the highest daily closing price of the Company's Common Stock during the preceding twelve-month period. Dividend equivalents are reinvested in additional share units.

         Under the terms of the Merger Agreement with Imperial Holly Corporation, these share units were valued at $20.25 and the Outside Directors have the option to receive cash upon consummation of the Merger, or to defer the cash value of such share units and to receive interest at the prime rate.

         The Board of Directors adopted a Non-Employee Directors' Compensation Plan as of July 1, 1996. Under this plan, the annual compensation paid to the Directors as a retainer was set at 1,820 share units per year for 5 1/2 years. Each Director vests in 455 share units on the last day of each calendar quarter, as long as the Director remains on the Board of Directors.

         Under this plan, 110,110 share units were granted which covered the 5 1/2 year term of the Plan. In fiscal 1997, 8,645 shares were forfeited. In fiscal 1996 and fiscal 1997, respectively, 5,005 and 19,110 share units vested. Under the terms of the Plan, when Imperial Holly successfully tendered for 50.1% of the outstanding shares of the Company, 69,615 share units, which would have been received through the 5 1/2 year Plan term, became vested. All vested share units were valued at $20.25 and the Outside Directors have the option to receive cash upon consummation of the Merger, or to defer the cash value of such share units and to receive interest at the prime rate.

         The expense related to the two share unit plans for the Outside Directors was $951,000 in fiscal 1997 and $1,633,000 in fiscal 1996.

Note 11 - Stockholders' Equity and Benefit Trust:

         The Certificate of Incorporation of the Company, as amended, authorizes a class of preferred stock to consist of up to 1,000,000 shares of $.50 par value stock. The Board of Directors can determine the characteristics of the preferred stock without further stockholder approval.

         During fiscal 1996, the Company established a Benefit Trust (the "Trust") with 2,500,000 shares of treasury stock. The purpose of this Trust was to enhance the Company's financial flexibility to provide funds to satisfy its obligations under various employee benefit plans and agreements. The employee benefits payable from the Trust are primarily included in the $69,058,000 "Deferred employee benefits" liability. Shares held by the Trust are not considered outstanding for earnings per share calculations until they are sold, but are considered outstanding for shareholder voting purposes. The shares are voted based upon the voting results of the shares held in the Company's Employee Stock Ownership Plan.

         To record this transaction, the Company reduced "Treasury stock" by the average cost of these shares to the Company, or $15,426,000, and the fair market value of the stock was recorded as "Stock held by benefit trust" to reflect a note payable to the Company for the market value of the 2,500,000 shares of stock. "Capital in excess of stated value" was increased for the difference of $11,449,000 between the cost of the shares and their fair value. Each quarter, "Stock held by benefit trust" is adjusted to the fair market value of the shares held in the Trust, and an adjustment for the same amount is made to "Capital in excess of stated value". At September 28, 1997, the market value of the stock was $18.75 per share.

         Once the tender offer and Merger with Imperial Holly is completed as discussed in Note 2, the Benefit Trust will have received an estimated $38,415,000 and 921,000 shares of Imperial Holly Corporation common stock. Under the terms of the Trust, as amended, the cash received from the tender offer was used to repay to the Company the note payable due for the shares, plus accrued interest, aggregating $27,621,000. The balance of the cash will be used to purchase common stock of Imperial Holly. This purchased stock, along with the 921,000 shares of Imperial Holly common stock received in the Merger, can only be used to either make, or to reimburse Imperial Holly for, payments due to Savannah Foods employees and retirees for liabilities under deferred compensation plans aggregating $23,661,000 and under supplemental executive retirement plans aggregating $10,598,000 at September 28, 1997.


Note 12 - Commitments and Contingencies:

         The Company has contracted for the purchase of a substantial portion of its future raw sugar requirements. Prices to be paid for raw sugar under these contracts are based in some cases on market prices during the anticipated delivery month. In other cases prices are fixed and, in these instances, the Company generally obtains commitments from its customers to buy the sugar prior to fixing the price, or enters into futures transactions to hedge the commitment.

         The Company is exposed to loss in the event of non-performance by the other party to the interest rate swap agreements discussed in Note 6. However, the Company does not anticipate non-performance by the counter-parties to the transactions.

         As of the end of fiscal 1997, the Company has resolved substantially all of the claims by the United States Customs Service (Customs) in the Company's favor. Customs had alleged that drawback claims prepared by the Company for certain export shipments of sugar during the years 1984 to 1988 were technically and/or substantively deficient and that the Company, therefore, was not entitled to amounts previously received under these drawback claims. The Company disputed Customs' findings and has been vigorously protesting this matter with Customs.

         The Company has employment agreements with certain senior management which contain "change in control" provisions. The Company could be required to pay up to $5,900,000 to these employees as a result of Imperial Holly's purchase of 50.1% of the Company's Common Stock.

Note 13 - Quarterly Financial Information (Unaudited):


         Unaudited quarterly financial information for fiscal 1997 and 1996 is as follows:

                                    First       Second      Third       Fourth
                                    Quarter     Quarter    Quarter      Quarter
                                    -------     -------    -------      -------
                                    (In thousands except for per share amounts)
Fiscal 1997
- -----------

Net sales                          $303,121    $276,489    $303,546    $308,683
Gross profit                         37,652      36,355      40,446      39,884
Other costs                               -           -           -     (13,394)
Income from operations               16,408      16,354      19,681       5,215

Income before extraordinary item      9,148       8,829      11,402       2,702
  Per share                             .35         .34         .43         .10

Net income                            9,148       8,829      11,026       2,702
  Per share                             .35         .34         .42         .10

Fiscal 1996
- -----------

Net sales                          $304,409    $250,804    $287,462    $303,657
Gross profit                         27,937      24,951      31,151      34,075
Impairment loss                           -           -           -     (10,280)
Other costs                           1,525      (3,800)          -      (1,099)
Income from operations                8,550         162      10,906       2,181

Income (loss) before
 extraordinary item                   3,543      (2,043)      4,726         717
     Per share                          .14        (.08)        .18         .03

Net income (loss)                     3,543      (2,043)      4,028         444
  Per share                             .14        (.08)        .15         .02

"Other costs" included above and in the Consolidated Statements of Operations include the following:

                                                            First    Second      Third       Fourth
                                                           Quarter   Quarter    Quarter      Quarter
                                                           -------   -------    -------      -------
                                                                        (In thousands)
Fiscal 1997
- -----------

Merger related costs:
Termination fee and expenses                              $     -   $     -     $     -      $ (8,000)
Legal and administrative expenses                               -         -           -        (3,894)
Cost of workforce reduction                                     -         -           -        (1,500)
                                                          -------   -------     -------      --------
Other costs                                               $     -   $     -     $     -      $(13,394)
                                                          =======   =======     =======      ========
Fiscal 1996
- -----------

Net gain (loss) on asset disposals                         $1,525   $(3,800)    $     -      $   (376)
Cost of workforce reduction                                     -         -           -          (723)
                                                          -------   -------     -------      --------
Other costs                                                $1,525   $(3,800)    $     -      $ (1,099)
                                                          =======   =======     =======      ========



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